Edible Garden Corp
283 Route 519
Belvidere, New Jersey 07823

May 7, 2013

Gro-rite Inc
30 Hillview Road
Lincoln Park, NJ 07035

Re: Marketing & Distribution Agreement

Dear David:

Edible Garden Corp ("EG") is pleased to present this Marketing & Distribution agreement to which Edible Garden will work with Gro-rite (GR) to develop and market the Edible Garden brand throughout the NY Metro area markets. This contract reflects in general our current understanding and of course, except, as expressly set forth herein, is intended to be a binding agreement between us.

The purpose of this contract is to set forth those points upon which we have agreed in principle and to confirm our joint intentions with respect to the arrangement.

1. Marketing Agreement EG will work in conjunction with GR to cultivate and market EG'S line of locally grown sustainable produce throughout the NY Metro area markets. GR will be solely responsible for the cultivation of the produce, according to EG standards and will bear all costs, risks and labor in the cultivation of the products. EG will be responsible for the marketing and sales of the production out of GR facilities. In addition EG will assist GR by opening up trade and operational secrets including but not limited to packaging, handling protocols, cultivation techniques, greenhouse technologies, nutrients and distribution relationships.

2. Distribution Agreement. EG will be marketing and distributing the produce cultivated by GR under the Edible Garden brand through local grocery store chains, Big Box retailers, as well as specialty retailers throughout the mentioned markets. EG commission will be up to 10% of selling price.

3. Structure and Process. GR will be responsible for the cultivation and packaging of produce according to Edible Garden standards. GR will be responsible for the transportation and distribution of the product to retails stores. EG will be responsible for the sales, branding and marketing of the Edible Garden brand throughout GR local market. EG will establish relationships with produce buyers at local retail stores. All orders will be processed by EG and furnished to GR for production and fulfillment. EG will handle invoicing and collections to retail stores. EG will be invoiced by NB for their

COGS. EG will pay GR invoice within 5 business days after constructively receiving payment from retailers.

4. Confidential Information. EG and GR each agree to hold the confidential and proprietary information and trade secrets obtained from the other in confidence and not to use or disclose such confidential and proprietary information and trade secrets to third parties without the consent of the other party, except that each of parties may disclose such information to their respective employees and agents who need to know such information for the purposes of evaluating the Transaction. If the Transaction is not consummated, EG agree to promptly return to the rightful owner all tangible information and documents delivered pursuant to this letter and destroy all compilations, studies of other documents prepared by or for the recipient's use which reflect the information so delivered without retaining copies thereof. The parties agree that the provisions contained in this paragraph shall survive the termination of this letter or other indication by the parties hereto of their intention not to proceed with the Transaction.

5. Exclusivity. During this contract, each party hereto agrees that it will not, nor will it permit any of its respective representatives to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any information to, any third persons or parties relating to (i) any transaction involving distribution of produce to retail stores by GR and EG, or (ii) any transaction the completion of which would likely make the Transaction impractical or impossible to complete.

7. Indemnification. Each of EG and GR agrees to indemnify and hold harmless the other from any and all claims, liabilities, damages, actions, causes of action, demands, costs and expenses of every kind or nature, including, without limitation, reasonable attorneys' fees and court costs and fees and costs of any appeals, arising out of, relating to or resulting from the assertion of any obligation to pay or the payment of any broker or finder's fees or other commissions in connection with the transactions contemplated by this letter.

8. Expenses. Each party shall be responsible for the payment of its own expenses in connection with the Transaction, including all expenses associated with the negotiation and preparation of the definitive agreements.

[Signature page follows]

If the foregoing accurately sets forth your understanding concerning this matter, please acknowledge your concurrence by signing the enclosed copy of this letter in the space indicated below. I look forward to the successful completion of the Transaction.

Sincerely,

EDIBLE GARDEN CORP

By: ______________________________
Name: Ken VandeVrede
Title: President

Accepted and Agreed:

GRO-RITE INC

____
Name: David VandeVrede
Title: CEO